Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(i)	Registration Statement (Form S-8 No. 333-227515), which relates to the Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan,

(ii)	Registration Statement (Form S-8 No. 333-206893) and Registration Statement (Form S-8 No. 333-213673) each of which relates to the Barnes & Noble Education, Inc. Equity Incentive Plan;

of our reports dated July 14, 2020, with respect to the consolidated financial statements and schedule of Barnes & Noble Education, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Barnes & Noble Education, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended May 2, 2020.

/s/ Ernst & Young LLP
Iselin, New Jersey
July 14, 2020